UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/29/2012

InSite Vision Incorporated
(Exact name of registrant as specified in its charter)

Commission File Number:  0-22332

Delaware	94-3015807
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

965 Atlantic Ave.
Alameda, California 94501
(Address of principal executive offices, including zip code)

510-865-8800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements of Certain Officers.

    On February 29, 2012, the Stock Plan and Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of InSite Vision Incorporated (the "Company") approved an increase in the severance multipliers for Timothy Ruane, the Company's Chief Executive Officer, and Surendra Patel, Vice President, Operations and Quality, under the Company's Severance Plan (the "Severance Plan"). Also on February 29, 2012, the Board designated Mr. Patel and Kamran Hosseini, M.D., Ph.D., Vice President, Clinical & Regulatory Affairs and Chief Medical Officer, as executive officers of the Company within the meaning of Rule 16(a)(1) of the Securities Exchange Act of 1934, as amended.

    The terms of the Severance Plan are as follows:

    If, during the term of the Severance Plan, a participant's employment with the Company is terminated by the Company without "cause" (as such term is defined in the Severance Plan), the participant will generally be entitled to receive (1) a lump sum severance payment equal to the participant's annual base salary rate multiplied by the participant's "severance multiplier," and (2) payment by the Company of the participant's premiums for continued medical and other welfare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for a number of months determined by multiplying the participant's severance multiplier by twelve. The severance multiplier for Mr. Ruane is now one and one-half (1.5), and the severance multiplier for each of Dr. Hosseini and Mr. Patel is one (1).

    If, during the term of the Severance Plan, a participant's employment with the Company is terminated by the Company without cause or by the participant for "good reason" (as such term is defined in the Severance Plan) within 90 days before, or within two years after, the occurrence of a "change in control" (as such term is defined in each participant's Severance Plan participation agreement) of the Company, then, in lieu of the benefits described above, the participant will generally be entitled to receive (1) a lump sum severance payment equal to the sum of (a) the participant's annual base salary rate multiplied by the participant's "change in control severance multiplier" plus (b) the participant's target bonus for the year in which the termination occurs (or, if the participant does not have a target bonus opportunity for such year, the average annual cash bonus paid to the participant for the three preceding fiscal years), (2) payment by the Company of the participant's premiums for continued medical and other welfare benefits pursuant to COBRA for a number of months determined by multiplying the participant's change in control severance multiplier by twelve, and (3) full accelerated vesting of the participant's stock options and other equity-based awards, with a six-month extension of the period to exercise stock options. The change in control severance multiplier for Mr. Ruane is now two (2), and the change in control severance multiplier for each of Dr. Hosseini and Mr. Patel is one and one-half (1.5).

    A participant's right to receive benefits under the Severance Plan is subject to the participant's execution of a release of claims in favor of the Company upon the termination of the participant's employment. Participants are generally not obligated to seek new employment to mitigate the Company's severance obligations under the Severance Plan.

    The foregoing description of the Severance Plan is qualified in its entirety by reference to the text of the Severance Plan, which is filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InSite Vision Incorporated

Date: March 06, 2012	By:	/s/ Louis Drapeau
Louis Drapeau
Vice President and Chief Financial Officer